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                                                                       EXHIBIT 9

                            THE CHICAGO CORPORATION

                                                              September 18, 1995

The Board of Directors
Huffman Koos Inc.
Route 4 and Main Street
River Edge, New Jersey 07661

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view and as of the date hereof, to the stockholders of Huffman Koos Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of September 18, 1995 (the "Merger Agreement"), by and among the Company, Breuner's Home Furnishings Corporation ("Breuner's"), and HK Acquisition Company, Inc. ("SUB"), a direct wholly-owned subsidiary of Breuner's. The Merger Agreement provides for a cash tender offer (the "Offer") by SUB to acquire all of the issued and outstanding shares of Common Stock, par value $.01 per share, (the "Common Stock") of the Company including Common Stock issued in exchange for employee stock options, at $9.375 per share, net to the stockholders in cash (the "Consideration"), and for the subsequent merger of the SUB with and into the Company, pursuant to which each outstanding share of Common Stock not purchased in the Offer will be converted into the right to receive Consideration of $9.375 in cash (the "Merger," and together with the Offer, the "Transaction").

     In connection with rendering this opinion, we have reviewed certain publicly available business and financial information of the Company, as well as certain other information, including financial projections, provided to us by the Company. We have discussed the past and current operations, financial condition and prospects of the Company with members of the Company's senior management. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, the current and historical market prices and trading histories of the Company's Common Stock and the Company's historical and projected earnings. We also considered, to the extent publicly available, the financial terms of certain other transactions recently effected and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies we considered appropriate. We also have considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant.

     We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the Company's financial projections, we have assumed that they have been prepared reasonably on bases reflecting the best currently available estimates and judgments of the Company's management and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated, as of the date of this letter.

     We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of the Company in its evaluation of the proposed Transaction and our opinion is not intended to be
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and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction. Our opinion may not be published or otherwise used or referred to without our prior written consent, except our opinion may be published in its entirety in the Company's Schedule 14D-9 filing made pursuant to this Transaction with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          THE CHICAGO CORPORATION